Exhibit 10.1

MKS INSTRUMENTS, INC.

MANAGEMENT INCENTIVE PLAN

ARTICLE 1.

DURATION AND PURPOSE

1.1    Duration. The Plan is effective as of January 1, 2022 and will remain in effect until terminated by the Company (as defined below) pursuant to Section 6.4 below.

1.2    Purpose. The Plan is intended to increase shareholder value and the success of the Company by providing a cash incentive to selected employees to achieve the Company’s objectives and to reward them for performance.

ARTICLE 2.

DEFINITIONS

For purposes of the Plan, the following terms shall have the meanings indicated:

2.1    “Administrator” means the Compensation Committee of the Board; provided, however, that the Compensation Committee may delegate authority, in accordance with Section 6.2 hereof, to one or more Executive Officer(s) or other officers of the Company to administer certain aspects of the Plan with respect to Participants who are not Executive Officers or other officers of the Company who report directly to the Chief Executive Officer of the Company on a non-interim basis and, as used herein within such context, the term “Administrator” shall mean such Executive Officer(s) or other officers to which the Compensation Committee has delegated authority.

2.2    “Affiliate” means any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board.

2.3    “Award” means a cash award that a Participant is eligible to earn under the Plan, subject to the terms and conditions of the Plan and such individual Award.

2.4    “Base Salary” means as to any Performance Period, the Participant’s base salary earned during the Performance Period. Such Base Salary shall be calculated before both (a) deductions for taxes and benefits, and (b) deferrals of compensation pursuant to Company sponsored plans and Affiliate sponsored plans.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Company” means MKS Instruments, Inc., a Massachusetts corporation, or any entity that is a successor thereto.

2.7    “Executive Officer” means an employee of the Company who is an “executive officer” as defined by Rule 3b-7 of the Securities Exchange Act of 1934, as amended, or who is otherwise designated by the Board as an executive officer of the Company.

2.8    “Participant” means an employee of the Company or of an Affiliate who is selected by the Administrator to participate in the Plan.

2.9    “Performance Measure” means any measure of performance established under the Plan, including but not limited to a financial measure (including a GAAP or non-GAAP measure), a stock price measure, a non-financial business or operational objective, or an individual objective. A Performance Measure may relate to the Company, an Affiliate, or any division, business unit, department, or other functional area of the Company or an Affiliate.

2.10    “Performance Period” means any fiscal year of the Company, or such other shorter or longer period as may be determined by the Administrator.

2.11    “Plan” means the MKS Instruments, Inc. Management Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.12    “Target Award Percentage” shall have the meaning set forth in Section 4.1 below.

ARTICLE 3.

ELIGIBILITY

3.1    Executive Management. All Executive Officers and other officers of the Company who report directly to the Chief Executive Officer of the Company on a non-interim basis shall be eligible to participate in the Plan.

3.2    Other Participants. The Administrator will designate all other employees of the Company or of an Affiliate who will be Participants in the Plan for a Performance Period. Except as provided in Section 3.1 above, no employee of the Company or of an Affiliate shall be automatically entitled to participate in the Plan. Selection of an employee as a Participant in one Performance Period shall not guarantee selection of such employee as a Participant in any future Performance Period.

ARTICLE 4.

STRUCTURE OF AWARDS

4.1    Target Award Percentage. Before or as soon as practicable following the beginning of a Performance Period, the Administrator will establish for each Participant for such Performance Period a target award percentage of the Participant’s Base Salary (each, a “Target Award Percentage”). The Administrator may amend a Participant’s Target Award Percentage at any time.

4.2    Performance Measures and Weighting. Before or as soon as practicable following the beginning of a Performance Period, the Administrator will establish one or more Performance Measures, and the relative weightings of such Performance Measures, for each Participant for such Performance Period. The Performance Measures and weightings thereof may vary for each Participant based on the Participant’s role and area of responsibility and the Company’s objectives and priorities. The Administrator may amend the Performance Measures, and the relative weightings of such Performance Measures, of an Award at any time.

4.3    Achievement and Payout Levels.

(a)    Before or as soon as practicable following the beginning of a Performance Period, the Administrator will establish a target achievement level for each financial Performance Measure for the Performance Period, which will correspond to a payout of the portion of Participant’s Target Award Percentage tied to such Performance Measure based on the weighting thereof. The Administrator may also establish for each financial Performance Measure a minimum achievement level, corresponding to a partial payout for such Performance Measure, and/or a maximum achievement level, corresponding to a maximum payout for such Performance Measure. For non-financial Performance Measures, the Administrator will establish a target achievement level (which may be quantitative or qualitative), and may establish minimum and/or maximum achievement levels, as appropriate based on the nature of the Performance Measure. The Administrator may amend the minimum, target and maximum achievement levels for each Performance Measure of an Award and the methodology for prorating payouts at any time.

(b)    The percentage of payout corresponding to the minimum achievement level and/or maximum achievement level for a Performance Measure, and the methodology to be used for prorating payout between the minimum and target achievement levels, and between the target and maximum achievement levels, will be determined by the Administrator at the time that the Performance Measures are established for a Performance Period. By way of example, the Administrator may provide that the minimum achievement level will result in a 50%

payout, and the maximum achievement level will result in a 200% payout, of the portion of the Participant’s Target Award Percentage tied to the Performance Measure, and that the payout amount will be prorated on a straight-line basis for any achievement between the minimum and target level, or between the target and maximum level.

4.4    Discretion to Modify Awards. Notwithstanding any contrary provision of the Plan, the Administrator may at any time, (a) increase, reduce or eliminate a Participant’s Award, and/or (b) increase, reduce or eliminate the amount allocated to the pool of funds established for a Performance Period, if any. The Administrator may determine the amount of any reduction on the basis of such factors as it deems relevant and shall not be required to establish any allocation or weighting with respect to the factors it considers. Any decision to modify or eliminate an Award need not be uniform for all similarly situated employees.

4.5    Discretion to Grant Awards Outside the Plan. The Administrator may at any time, grant awards and cash bonuses, including discretionary bonuses, to Participants and other employees of the Company or of an Affiliate outside of the Plan.

ARTICLE 5.

PAYMENT OF AWARDS

5.1    Determination of Performance Results and Award Payments. Following the end of each Performance Period, the Administrator shall determine the extent to which, the achievement levels have been met for the Performance Measures. The actual amount of the Award earned by a Participant with respect to each Performance Measure assigned to the Participant shall, unless the Administrator determines otherwise, be equal to the product of (w) the Participant’s Base Salary, (x) the Participant’s Target Award Percentage , (y) the weighting percentage for such Performance Measure, and (z) the percentage of achievement for such Performance Measure. The Award earned by the Participant shall be equal to the sum of the amounts earned for each Performance Measure, subject to any other terms or conditions of payment established by the Administrator.

5.2    Conditions to Payment. Payment of a portion of a Participant’s Award tied to a particular Performance Measure may be conditioned upon whether or not a payment has been earned for one or more other Performance Measures, as determined by the Administrator. By way of example, the Administrator may assign a Performance Measure to a Participant for which a payment will be made (provided that the achievement level for such Performance Measure is met) only if a payment has not been earned for one or more other Performance Measures assigned to the Participant, or, conversely, the Administrator may provide that no payment will be made for any Performance Measure unless the achievement level for one particular Performance Measure has been met. The Administrator may establish other terms and conditions of payment applicable to any Award or any portion thereof.

5.3    Payment. Payments of earned Awards shall be made to Participants in cash lump sums as soon as administratively practicable as determined by the Administrator after the end of the Performance Period and the completion of the performance assessment by the Administrator, but in no event later than March 15th of the calendar year following the calendar year in which the applicable Performance Period has ended. Except as otherwise determined by the Administrator, as required by local law or regulation, or as otherwise provided in any severance, change in control or other employment related agreement between the Company or an Affiliate and a Participant, a Participant shall not be entitled to payment of an Award if the Participant is not employed by the Company or an Affiliate on the payment date for such Award.

5.4    Proration of Awards. With respect to any Performance Period, if a Participant’s participation in the Plan commences after the commencement of the Performance Period, the Participant’s Award shall be prorated based on the number of days of the Performance Period during which the Participant participates in the Plan. Unless otherwise determined by the Administrator, if a Participant’s Target Award Percentage changes during any Performance Period, the Participant’s Award shall be prorated based on the number of corresponding days in the Performance Period during which each Target Bonus Percentage was effective.

5.5    Plan Pool. The Administrator may, establish a pool of funds available for distribution of certain Awards under the Plan for any Performance Period. In such event, the Awards subject to such pool shall be paid only to the extent such pool is funded

5.6    Right to Receive Payment. Each Award shall be paid solely from the general assets of the Company. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

ARTICLE 6.

ADMINISTRATION; AMENDMENT OR TERMINATION

6.1    Administrator Authority. The Administrator shall administer the Plan in accordance with the Plan’s provisions. The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine the Participants in the Plan, (b) prescribe the terms and conditions of Awards, (c) interpret the Plan and the Awards, (d) adopt rules and procedures for the administration, interpretation and application of the Plan as are consistent therewith, and (e) interpret, amend or revoke any such rules and procedures. All determinations and decisions made by the Administrator, the Board, and any delegate of the Administrator pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

6.2    Delegation of Administration. The Compensation Committee of the Board, on such terms and conditions as it may provide, may delegate to one or more Executive Officers or other officers of the Company all or part of the Compensation Committee’s authority and powers as the Administrator under the Plan with respect to Participants who are not Executive Officers or other officers of the Company who report directly to the Chief Executive Officer of the Company on a non-interim basis; provided, however, that the Compensation Committee shall retain sole authority to administer all aspects of the Plan with respect to Participants who are Executive Officers or other officers of the Company who report directly to the Chief Executive Officer of the Company on a non-interim basis.

6.3    Limitation of Liability; Indemnification. Notwithstanding any contrary provision of the Plan, no individual acting as a director, officer, employee or agent of the Company or of an Affiliate will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company or of an Affiliate. The Company shall indemnify and hold harmless members of the Administrator, or any director, officer employee or agent of the Company or of an Affiliate delegated authority with respect to the administration of the Plan, for any expense, liability, or loss, including attorneys’ fees, judgments, fines, penalties, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, any federal, state, local, or foreign taxes, and all other costs and obligations, paid or incurred in connection with any action, determination or interpretation made in good faith with respect to the Plan or any payments under the Plan. The Company shall bear all expenses and liabilities that members of the Administrator, or any director, officer, employee or agent of the Company or of an Affiliate delegated authority with respect to the administration of the Plan, incur in connection with the administration of the Plan.

6.4    Amendment, Suspension or Termination. The Company, by action of the Board, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. No Award may be granted during any period of suspension or after termination of the Plan.

ARTICLE 7.

GENERAL PROVISIONS

7.1    Clawback. Any payment made under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy (the “Clawback Policy”) or any applicable law, as may be in effect from time to time. By accepting an Award under the Plan, each Participant hereby acknowledges and consents to the Company’s application, implementation and enforcement of (a) any applicable Clawback Policy and (b) any provision of applicable law relating to cancellation, recoupment, rescission or payment of compensation, and agrees that the Company may take such actions as may be necessary to effectuate the Clawback Policy or comply with applicable law without further consideration or action.

7.2    Tax Withholding. Payments made under the Plan shall be subject to all applicable federal, state and local tax and withholding requirements. The Company will have the power and the right to deduct or withhold an amount sufficient to satisfy any applicable federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to any payment.

7.3    Employees Resident or Subject to Taxation Outside the United States. With respect to Participants who are resident in or subject to taxation in countries other than the United States, the Administrator may make Awards on such terms and conditions as the Administrator deems appropriate to comply with the laws of the applicable countries, and the Administrator may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

7.4    No Enlargement of Employee Rights. The Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company or an Affiliate and any Participant to be consideration for, or an inducement to, or a condition of, the employment of any Participant. Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or any Affiliate or to interfere with the right of the Company or any Affiliate to discharge any Participant at any time.

7.5    No Right to Awards. Nothing herein establishes the right or claim of any Participant to receive an Award under the Plan in any given year.

7.6    Code Section 409A. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, including Treasury Regulations or other guidance issued with respect thereto (“Code Section 409A”) or an exemption or exclusion therefrom and, with respect to amounts that are subject to Code Section 409A, it is intended that the Plan be administered in all respects in accordance with Code Section 409A. Each payment under any Award shall be treated as a separate payment for purposes of Code Section 409A. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award except as may then be permitted or required by Code Section 409A. Notwithstanding any other provision of the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Code Section 409A (as determined in accordance with the methodology established by the Company), amounts in respect of an Award that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A that would otherwise be payable by reason of a Participant’s “separation from service” during the six-month period immediately following such “separation from service” shall instead be paid or provided on the first business day following the date that is six months following the Participant’s “separation from service” (or, if the Participant dies following the “separation from service” and prior to the payment of any amounts delayed on account of Code Section 409A, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days following the date of the Participant’s death). No benefit under the Plan payable in connection with a termination of employment that is considered deferred compensation under Code Section 409A will be paid or otherwise provided until the relevant Participant has a “separation from service” within the meaning of Code Section 409A. The Company makes no representation or warranty and shall have no liability for any tax or penalty imposed upon the Participant or any other person pursuant to Code Section 409A or otherwise if any provisions or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation but do not satisfy the provisions thereof.

7.7    Nontransferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant.

7.8    Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the Commonwealth of Massachusetts.

7.9    Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

7.10    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

7.11    Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

7.12    Captions; Gender and Number. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.